Exhibit 10 (c)
Executive Severance Agreement
(Tier I)
Weyerhaeuser Company
January 1, 2007

Weyerhaeuser Company
                                        (Executive)
Severance Agreement (Tier I)
     THIS EXECUTIVE SEVERANCE AGREEMENT (Tier I) is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and                                          (hereinafter referred to as the “Executive”).
     WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;
WHEREAS, the Executive is a key executive of the Company;
     NOW THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:
Article 1. Term of the Agreement
     Subject to the provisions of Article 10 hereof, this Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at any time prior to the end of such three-year (3) period and, at any time prior to the end of any extended term, the Committee may, in its discretion, extend the term of this Agreement for any period of time up to three (3) additional years. Notwithstanding the foregoing, this Agreement is subject to annual review and may be amended or otherwise modified by the Committee in its sole discretion subsequent to such annual review prior to the Effective Date of Termination.
Article 2. Definitions
     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Agreement” means this Executive Severance Agreement (Tier I).

(b)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c)	“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 11.2.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means Executive’s:
(i)	Willful and continued failure to perform substantially Executive’s duties with the Company after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;
(ii)	Conviction of a felony; or

(iii)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this Section 2(e), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership to the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.
(f)	“CIC” of the Company shall have the definition set forth in the CIC Agreement.

(g)	“CIC Agreement” means the Executive Change in Control Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(j)	“Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9.

(k)	“Disability” shall have the meaning ascribed to it in the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.

(l)	“Effective Date” means the date this Agreement is executed on behalf of the Company, or such other date as the Board shall designate.

(m)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(n)	“Executive” means .

(o)	“Person” shall have the meaning ascribed to such term in Section 3(a) (9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(p)	“Qualifying Termination” means any of the events described in Section 4.2, the occurrence of which triggers the payment of Severance Benefits under Section 4.3.

(q)	“Release Agreement” is an agreement, in substantially the form attached hereto in Annex B, executed by and between Executive and the Company as a condition to Executive’s receipt of Severance Benefits.

(r)	“Retirement” shall mean early or normal retirement under the Company’s Retirement Plan for Salaried Employees.

(s)	“Severance Benefits” means Severance Benefits described in Section 4.3.
Article 3. Participation and Continuing Eligibility under this Agreement
     3.1 Participation. Subject to Section 3.2, as well as the remaining terms of this Agreement, Executive shall remain eligible to receive benefits hereunder during the term of the Agreement.
     3.2 Removal from Coverage. In the event Executive’s job classification is reduced below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal.
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, if
     (a) the Executive’s employment with the Company shall end for any reason specified in Section 4.2, and
     (b) the Executive is not (i) reemployed by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity or, (ii) retained as a consultant or contractor by the Company or any subsidiary, or affiliate of the Company, or (iii) retained as a consultant or contractor by an entity acquiring assets from the Company, unless the participation by the Executive has the prior written approval of the Senior Vice President, Human Resources of the Company.
     If the Executive’s employment with the Company is terminated as a result of the acquisition (either through the sale of assets or the sale of stock) or the outsourcing of the services previously provided internally by Company employees of the unit in which the executive was employed, and the Executive is employed by the acquiring entity, the Executive is not eligible to receive Severance Benefits hereunder. The Executive is not eligible to receive both severance benefits under the CIC

Agreement and Severance Benefits hereunder. Accordingly, if the Executive receives severance benefits under the CIC Agreement, he shall not receive Severance Benefits hereunder. However, if the Executive suffers a Qualifying Termination, and if the Company subsequently undergoes a CIC such that the Executive’s Effective Termination Date falls within the window period described in Section 4.2 of the CIC Agreement, the Executive’s total Severance Benefit shall equal the amounts described as severance benefits under the CIC Agreement (potentially requiring additional payments to the extent the amounts already paid as Severance Benefits hereunder do not equal the amounts payable as severance benefits under the CIC Agreement).
     4.2 Qualifying Termination. An involuntary termination of the Executive’s employment by the Company, authorized by the Company’s Senior Vice President of Human Resources, for reasons other than Cause, mandatory retirement under the Company’s applicable policies or the Executive’s death, Disability or voluntary termination of employment (whether by retirement or otherwise)at any time other than (i) the six (6) full calendar month period prior to the effective date of a CIC; or (ii) within twenty-four (24) full calendar months following the effective date of a CIC, shall trigger the payment of Severance Benefits to the Executive under this Agreement.
     4.3 Description of Severance Benefits. Subject to the conditions of Section 4.6, in the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2, the Company shall pay to the Executive and provide him with the following:
(a)	An amount equal to one and one-half (1-1/2) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to one and one-half (1-1/2) the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs.

(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the last day the Executive worked.

(d)	An amount equal to the Executive’s unpaid targeted annual bonus, established for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then–existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of bonuses otherwise payable under the Company’s applicable annual incentive plans.

(e)	A lump sum payment of $10,000 (net of required payroll and income tax withholding) in order to assist the Executive in paying for replacement health and welfare coverage.

     4.4 Termination for Cause or by the Executive. If the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive, the Company shall pay the Executive his full Base Salary and accrued vacation through the last day worked, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
     4.5 Notice of Termination. Any termination by the Company under this Article 4 shall be communicated by a Notice of Termination, unless the Executive is terminated for Cause in which case no Notice of Termination is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     4.6 Delivery of Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution of the Release Agreement. The Company will deliver the Release Agreement when it provides a Notice of Termination to the Executive. The Release Agreement shall be deemed effective upon the expiration of the required waiting periods under any applicable state and/or Federal laws, as more specifically described therein.
     To support the enforcement of the Release Agreement, the parties agree that the minimum value of the Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base Salary which has been built into the severance formula contained in Section 4.3.
     4.7 Removal from Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3, the Executive shall immediately resign such position upon his termination of employment with the Company, unless specifically requested in writing by the Company otherwise.
Article 5. Form and Timing of Severance Benefits
     5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3 shall be paid in cash to the Executive in a single lump sum, subject to the Release Agreement described in Section 4.6, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the Effective Date of Termination and the successful expiration of the waiting periods described in Section 4.6.
     5.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

Article 6. The Company’s Payment Obligation
     6.1 Payment Obligations Absolute. Except as provided in this Section 6 and Section 7, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 5.1, this Section 6 and Section 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executives or from whomsoever may be entitled thereto, for any reasons whatsoever.
     6.2 Contractual Rights to Benefits. Subject to Section 3.2, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 7. Dispute Resolution
     7.1 Claims Procedure. The Executive may file a written claim with the Company’s Senior Vice President of Human Resources, who shall consider such claim and notify the Executive in writing of his decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Senior Vice President of Human Resources determines is necessary to review the claim, provided that the Senior Vice President of Human Resources notifies the Executive in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Senior Vice President of Human Resources. The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).
     7.2 Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

Article 8. Outplacement Assistance
     Following a Qualifying Termination (as described in Section 4.2) the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the effective date of termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000).
Article 9. Successors and Assignment
     9.1 Successors to the Company. This Agreement shall be binding on the successors of the Company.
     9.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 10. Section 409A
     All Severance Benefits payable under this Agreement are intended to comply with the “short term deferral” exception specified in Internal Revenue Service Notice 2005-1, or otherwise be excepted from coverage under Section 409A of the Code. Accordingly, this Agreement will be deemed amended to the extent necessary to preserve this Agreement’s excepted status under Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder, and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.
Article 11. Miscellaneous
     11.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
     11.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide. If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than 14 days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.

     11.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
     11.4 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
     11.5 Modification. Except as provided in Article 1 and Section 3.2, no provision of this Agreement may be modified, waived, or discharged following the Effective Date of Termination unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.
     11.6 Effect of Agreement. This Agreement shall completely supercede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company other than the CIC Agreement, and is in lieu of any notice requirement, policy or practice. Without limiting the generality of the proceeding sentence, the Executive’s potential rights to severance pay, benefits and notice under the Weyerhaeuser Company Severance Pay Plan shall be completely replaced and superceded by this Agreement. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company other than a termination that entitles the Executive to severance benefits under the terms of the CIC Agreement. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Agreement, a Participant’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.
     11.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser Company	Executive

By:	By:

Its:	Name:

Date:	Date: